Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 5, 2019

BY AND AMONG

CAMBRIDGE BANCORP,

CAMBRIDGE TRUST COMPANY,

WELLESLEY BANCORP, INC.

AND

WELLESLEY BANK

i

TABLE OF DEFINITIONS

Page

Acquisition Proposal	47
Acquisition Transaction	47
Affiliate	47
Agreement	1
Average Closing Price	44
Bank Merger	1
Bank Merger Act	47
Bank Regulator	48
BHC Act	1
BOLI	19
Book-Entry Shares	5
Business Day	48
Cambridge	1
Cambridge 2018 Form 10-K	22
Cambridge Benefit Plan	37
Cambridge Benefit Plans	24
Cambridge Board	48
Cambridge Disclosure Schedule	48
Cambridge ERISA Affiliate	24
Cambridge Loan Property	48
Cambridge Measurement Price	4
Cambridge Meeting	32
Cambridge Pension Plan	24
Cambridge Ratio	44
Cambridge SEC Documents	22
Cambridge Stock	48
Cambridge Trust	1
Cambridge Voting Agreement	1
Certificate	4
CIC Agreement	1
Closing	3
Closing Date	3
Code	1
Community Reinvestment Act	11
Confidentiality Agreement	33
Continuing Employees	37
Derivative Transaction	48
Determination Date	44
Effective Date	3
Effective Time	3
Employee Stock Incentive Plan	48
Environmental Law	48
ERISA	48
Exchange Act	48
Exchange Agent	48
Exchange Ratio	4
FDIC	48
FHLB	48
Final Index Price	44
Finance Laws	12
FRB	48

GAAP	48
Governmental Authority	49
Hazardous Substance	49
Indemnified Parties	36
Indemnifying Party	36
Index Group	44
Index Price	44
Index Ratio	44
Informational Systems Conversion	40
Insurance Policies	19
Intellectual Property	49
IRS	49
Joint Proxy Statement/Prospectus	49
Knowledge	49
Leases	18
Lien	49
Loans	17
Material Adverse Effect	49
Material Contract	13
MDOB	50
Merger	1
Merger Consideration	4
Merger Registration Statement	32
MGCL	3
MGL	3
NASDAQ	50
New Members	2
Notice of Superior Proposal	35
Notice Period	35
OREO	17
Per Share Consideration	50
Person	50
Premium Limit	37
Proceeding	36
Regulatory Approvals	22
Regulatory Order	11
Rights	50
SEC	9
Securities Act	50
Software	50
Starting Date	44
Starting Price	45
Subsidiary	50
Superior Proposal	50
Surviving Bank	2
Surviving Company	2
Tax	50
Tax Returns	50
Taxes	50
Transactions	1
Wellesley	1

Wellesley 2018 Form 10-K	9
Wellesley Bank	1
Wellesley Bank Board	51
Wellesley Bank Stock	7
Wellesley Benefit Plans	13
Wellesley Board	51
Wellesley Disclosure Schedule	51
Wellesley Employees	13
Wellesley Equity Plan	51
Wellesley ERISA Affiliate	14
Wellesley Financial Statements	9
Wellesley Intellectual Property	51
Wellesley Loan Property	51

Wellesley Meeting	31
Wellesley Option	51
Wellesley Pension Plan	13
Wellesley Recommendation	32
Wellesley Representatives	34
Wellesley Restricted Stock	6
Wellesley SEC Documents	9
Wellesley Stock	7
Wellesley Stock Option Plan	51
Wellesley Subsequent Determination	35
Wellesley Voting Agreement	1
Willful Breach	51

v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 5, 2019, by and among Cambridge Bancorp (“Cambridge”), a Massachusetts corporation and registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”), Cambridge Trust Company, a Massachusetts-chartered trust company and wholly owned subsidiary of Cambridge (“Cambridge Trust”), Wellesley Bancorp, Inc., a Maryland corporation and registered bank holding company under the BHC Act (“Wellesley”), and Wellesley Bank, a Massachusetts-chartered bank and wholly owned subsidiary of Wellesley (“Wellesley Bank”).

WITNESSETH

WHEREAS, the Board of Directors of Cambridge and the Board of Directors of Wellesley have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and adopted this Agreement;

WHEREAS, in accordance with the terms of this Agreement, Wellesley will merge with and into Cambridge (the “Merger”), and immediately thereafter, Wellesley Bank will merge with and into Cambridge Trust (the “Bank Merger” and with the Merger, the “Transactions”);

WHEREAS, as a material inducement to Cambridge to enter into this Agreement, each of the directors and certain executive officers set forth on the Wellesley Disclosure Schedule 6.02(d) has entered into a voting agreement with Cambridge dated as of the date hereof (a “Wellesley Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Wellesley Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to Wellesley to enter into this Agreement, each of the directors and certain executive officers set forth on the Cambridge Disclosure Schedule 6.03(c) has entered into a voting agreement with Wellesley dated as of the date hereof (a “Cambridge Voting Agreement”), substantially in the form attached hereto as Exhibit B pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Cambridge Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to Cambridge to enter into this Agreement, Thomas J. Fontaine has entered into a change in control agreement with Cambridge and/or the Surviving Bank dated as of the date hereof (the “CIC Agreement”), substantially in the form attached hereto as Exhibit C, which shall become effective as of the Effective Time;

WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Wellesley shall merge with and into Cambridge, and Cambridge shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Company”). Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, Wellesley Bank shall merge with and into Cambridge Trust, and Cambridge Trust shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the Commonwealth of Massachusetts. As soon as practicable after the execution of this Agreement (or on such later date as Cambridge shall specify), Cambridge will cause Cambridge Trust to, and Wellesley will cause Wellesley Bank to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit D. As part of the Merger, shares of Wellesley Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Wellesley and Cambridge each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(e).

Section 1.03 Name of the Surviving Bank. The name of the Surviving Company shall be “Cambridge Bancorp.” The name of the Surviving Bank shall be “Cambridge Trust Company.”

Section 1.04 Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Company upon consummation of the Merger shall be the charter and bylaws of Cambridge as in effect immediately prior to consummation of the Merger. The charter and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the charter and bylaws of Cambridge Trust as in effect immediately prior to consummation of the Bank Merger.

Section 1.05 Directors and Officers of the Surviving Company and the Surviving Bank.

(a) At the Effective Time, the directors of each of the Surviving Company and the Surviving Bank immediately prior the Effective Time shall continue to be the directors of the Surviving Company and the Surviving Bank, provided that at the Effective Time, or at Cambridge’s option, immediately following the 2020 annual meeting of shareholders of Cambridge, the number of persons constituting the board of directors of the Surviving Company and the Surviving Bank shall each be increased by three (3) directors to be selected by Cambridge upon consultation with Wellesley (the “New Members”), and the New Members shall be appointed to the board of directors of both the Surviving Company and the Surviving Bank for terms to expire at Cambridge’s and the Surviving Bank’s next annual meeting. At the next annual meeting of shareholders of Cambridge after the New Members have been appointed to boards of directors of the Surviving Company and the Surviving Company, the New Members shall be nominated to the boards of directors of the Surviving Company and the Surviving Bank each for a term of three (3) years and the Surviving Company shall recommend that its stockholders vote in favor of the election of such nominee and shall, as the sole shareholder of the Surviving Bank, vote itself in favor of each such nominee. Notwithstanding the foregoing, neither the Surviving Company nor the Surviving Bank shall have any obligation to appoint the New Members to serve on the Surviving Company’s or the Surviving Bank’s board of directors if such Person is not a member of Wellesley’s board of directors immediately prior to the Effective Time. Each of the directors of the Surviving Company and the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Company and the Surviving Bank.

(b) At the Effective Time, the officers of the Surviving Company and the Surviving Bank shall consist of the officers of the Surviving Company and the Surviving Bank in office immediately prior to the Effective Time with the addition of Thomas J. Fontaine as Chief Banking Officer of the Surviving Bank.

Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Massachusetts General Laws (“MGL”), the Maryland General Corporation Law (“MGCL”) and the regulations respectively promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Wellesley shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Wellesley shall be vested in and assumed by Cambridge.

Section 1.07 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Cambridge will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, Cambridge and Wellesley shall file articles of merger with the Secretary of the Commonwealth of Massachusetts in accordance with the MGL and with the Maryland Department of Assessments and Taxation in accordance with the MGCL. The date of such filings is herein called the “Effective Date” and the “Effective Time” of the Merger shall be as specified in such filings.

(b) The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Cambridge and Wellesley the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08 Alternative Structure. Cambridge may, at any time prior to the Effective Time, change the method of effecting the combination of Cambridge and Wellesley, and Cambridge Trust and Wellesley Bank, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of Wellesley’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Cambridge or Wellesley pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Cambridge makes such a change, Wellesley agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09 Additional Actions. If, at any time after the Effective Time, Cambridge shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in Cambridge its right, title or interest in, to or under any of the rights, properties or assets of Wellesley or Wellesley Bank, or (ii) otherwise carry out the purposes of this Agreement, Wellesley, Wellesley Bank and their respective officers and directors shall be deemed to have granted to Cambridge an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Cambridge or Cambridge Trust its right, title or interest in, to or under any of the rights, properties or assets of Wellesley or Wellesley Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Cambridge or Cambridge Trust are authorized in the name of Wellesley or Wellesley Bank or otherwise to take any and all such action.

Section 1.10 Absence of Control. It is the intent of the parties to this Agreement that Cambridge or Cambridge Trust by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Wellesley or Wellesley Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Wellesley or Wellesley Bank.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Each share of Cambridge Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All remaining shares of Wellesley Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 0.580 shares (the “Exchange Ratio”) of Cambridge Stock (the “Merger Consideration”).

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Wellesley Stock, when converted as provided in Section 2.01(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Wellesley Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Cambridge Stock in accordance with Section 2.03. At the Effective Time, holders of the Wellesley Stock shall cease to be, and shall have no rights as, shareholders of Wellesley other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Cambridge Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Wellesley of shares of the Wellesley Stock.

Section 2.03 No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Cambridge Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Cambridge shall pay to each holder of a fractional share of Cambridge Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Cambridge Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “Cambridge Measurement Price”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.04 Exchange of Certificates; Payment of the Consideration.

(a) Until the six (6) month anniversary of the Effective Time, Cambridge shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at Cambridge’s option, evidence of shares in book entry form, representing the shares of Cambridge Stock, sufficient to pay the aggregate Merger Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of Cambridge Stock, each to be given to the holders of Wellesley Stock in exchange for Certificates pursuant to this Article II. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Cambridge. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II who has not theretofore submitted a letter of transmittal shall thereafter be entitled to look exclusively to Cambridge, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates, as applicable, pursuant to this Article II. If outstanding Certificates are not surrendered, or the payment for the Certificates, as applicable, is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Cambridge (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property.

Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Wellesley Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Cambridge and the Exchange Agent shall be entitled to rely upon the stock transfer books of Wellesley to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(b) The Exchange Agent or Cambridge shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or Cambridge such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Cambridge shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Wellesley Stock notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form satisfactory to Cambridge and Wellesley containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates or book-entry shares (“Book-Entry Shares”) shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, and (ii) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Shares shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a certificate, or at the election of Cambridge, a statement reflecting shares issued in book-entry form, representing the Merger Consideration to which such holder is entitled pursuant to this Article II, plus a check for any amounts due pursuant to Section 2.03 above and any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(e), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates or Book-Entry Shares.

(d) If any certificate representing shares of Cambridge Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Cambridge Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No dividends or other distributions with a record date after the Effective Time with respect to Cambridge Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the holder thereof shall surrender such Certificate or Book-Entry Shares in accordance with this Article II. After the surrender of a Certificate or Book-Entry Shares in accordance with this Article II, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Cambridge Stock.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Company or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Company or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of Wellesley Stock formerly represented by such Certificate pursuant to this Article II. In the event of a dispute with respect to ownership of any shares of Wellesley Stock represented by any Certificate or Book-Entry Share, Cambridge and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 2.05 Anti-Dilution Provisions. In the event Cambridge or Wellesley changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Cambridge Stock or Wellesley Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Cambridge Stock or Wellesley Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to Cambridge Stock if (a) Cambridge issues additional shares of Cambridge Stock and receives consideration for such shares in a bona fide third party transaction, (b) Cambridge issues additional shares of Cambridge Stock under its Employee Stock Incentive Plans, or (c) Cambridge grants employee or director stock grants or similar equity awards or shares of Cambridge Stock upon the exercise or settlement thereof.

Section 2.06 Reservation of Shares. Effective upon the date of this Agreement, Cambridge shall reserve for issuance a sufficient number of shares of the Cambridge Stock for the purpose of issuing shares of Cambridge Stock to Wellesley shareholders in accordance with this Article II.

Section 2.07 Listing of Additional Shares. Prior to the Effective Time, Cambridge shall notify NASDAQ of the additional shares of Cambridge Stock to be issued by Cambridge in exchange for the shares of Wellesley Stock.

Section 2.08 Treatment of Stock Options.

(a) Effective as of the Effective Time, each Wellesley Option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive a cash payment from Wellesley equal to (i) the number of shares of Wellesley Stock subject to such Wellesley Option at the Effective Time, multiplied by (ii) the amount by which the Per Share Consideration exceeds the per share exercise price of such Wellesley Option, less applicable taxes and withholdings and without interest. Notwithstanding the foregoing, if the per share exercise price for an Wellesley Option is equal to or in excess of the Per Share Consideration, such Wellesley Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, Cambridge shall not assume any Wellesley Options.

(b) Prior to the Effective Time, Wellesley shall take all actions that may be necessary or required (under any Wellesley Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.08, (ii) to terminate each Wellesley Equity Plan as of the Effective Time without any further obligation or liability and (iii) to ensure that, from and after the Effective Time, holders of Wellesley Options shall have no rights with respect to thereto other than those rights specifically provided in Section 2.08(a).

Section 2.09 Treatment of Restricted Stock Awards. At the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“Wellesley Restricted Stock”) pursuant to the Wellesley Equity Plans shall automatically lapse, and each share of Wellesley Restricted Stock shall be treated as an issued and outstanding share of Wellesley Stock for the purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WELLESLEY

As a material inducement to Cambridge to enter into this Agreement and to consummate the transactions contemplated hereby, Wellesley and Wellesley Bank hereby make to Cambridge the representations and warranties contained in this Article III, provided, however, that Wellesley or Wellesley Bank shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.02, 3.05, 3.06, 3.07, 3.08(b), 3.14(a), (c) and (d), 3.16, and 3.28 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.01 Making of Representations and Warranties. Except as set forth in the Wellesley Disclosure Schedule or the Wellesley SEC Documents, each of Wellesley and Wellesley Bank hereby represents and warrants to Cambridge and Cambridge Trust that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority of Wellesley. Wellesley is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a bank holding company under the BHC Act. Wellesley has full corporate power and authority to carry on its business as now conducted. Wellesley is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The charter and bylaws of Wellesley, copies of which have been made available to Cambridge, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 Organization, Standing and Authority of Wellesley Bank. Wellesley Bank is a Massachusetts-chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Wellesley Bank’s deposits are insured by the FDIC and the Massachusetts Share Insurance Fund in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Wellesley Bank when due. No proceedings for the revocation or termination of such deposit insurance are pending or, except as set forth in Wellesley Disclosure Schedule 3.03, to the Knowledge of Wellesley Bank, threatened. Wellesley Bank is a nonmember bank and its primary federal bank regulator is the FDIC. Wellesley Bank is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Wellesley Disclosure Schedule 3.03. The charter and bylaws of Wellesley Bank, copies of which have been made available to Cambridge, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.04 Wellesley and Bank Capital Stock.

(a) The authorized capital stock of Wellesley consists solely of 14,000,000 shares of common stock, par value $0.01 per share, of which 2,569,401 shares are outstanding as of the date hereof (“Wellesley Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, there are no shares of Wellesley Stock held in treasury by Wellesley. The outstanding shares of Wellesley Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Wellesley Options listed on Wellesley Disclosure Schedule 3.04(c), Wellesley does not have any Rights issued or outstanding with respect to Wellesley Stock and Wellesley does not have any commitment to authorize, issue or sell any Wellesley Stock or Rights.

(b) The authorized capital stock of Wellesley Bank consists solely of 1,000,000 shares of common stock, par value of $1.00 per share, of which 100 shares are outstanding as of the date hereof (“Wellesley Bank Stock”) and 250,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding as of the date hereof. The outstanding shares of Wellesley Bank Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by Wellesley free and clear of all clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. Wellesley Bank does not have any Rights issued or outstanding with respect to Wellesley Bank Stock and Wellesley Bank does not have any commitment to authorize, issue or sell any Wellesley Bank Stock or Rights.

(c) Wellesley Disclosure Schedule 3.04(c)(i) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Wellesley Option, (i) the name of the holder of such Wellesley Option, (ii) whether the holder is a current or former employee, director or other individual service provider of Wellesley and any of its Subsidiaries, (iii) the number of shares of Wellesley Stock covered by such Wellesley Option, (iv) the exercise price per share with respect to such Wellesley Option, (v) the date of grant of such Wellesley Option, (vi) the date of expiration of such Wellesley Option, (vii) the vesting schedule applicable to such Wellesley Option, including whether such Wellesley Option is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (viii) whether such Wellesley Option is an incentive stock option or a nonqualified stock option, and (ix) the applicable Wellesley Equity Plan under which such Wellesley Option was granted. Upon issuance in accordance with the terms of the applicable Wellesley Equity Plans and award agreements, the shares of Wellesley Stock issued pursuant to the Wellesley Options have been and shall be issued in compliance with all applicable laws. Wellesley Disclosure Schedule 3.04(c)(ii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding share of Wellesley Restricted Stock, (i) the name of the holder of such Wellesley Restricted Stock, (ii) whether the holder is a current or former employee, director or other individual service provider of Wellesley and any of its Subsidiaries, (iii) the number of shares of Wellesley Stock covered by such Wellesley Restricted Stock award, (iv) the date of grant of such Wellesley Restricted Stock award, (v) the vesting schedule applicable to such Wellesley Restricted Stock, (vi) the applicable Wellesley Equity Plan under which such Wellesley Restricted Stock was granted.

Section 3.05 Subsidiaries. Except as set forth on Wellesley Disclosure Schedule 3.05, Wellesley does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Wellesley Disclosure Schedule 3.05, Wellesley does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Wellesley has not been conducted through any other direct or indirect Subsidiary or Affiliate of Wellesley. No such equity investment identified in Wellesley Disclosure Schedule 3.05 is prohibited by applicable federal or states laws and regulations.

Section 3.06 Corporate Power; Minute Books. Each of Wellesley and Wellesley Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Wellesley and Wellesley Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Wellesley’s shareholders of this Agreement. Neither Wellesley nor Wellesley Bank conducts any trust business. The minute books of Wellesley contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Wellesley and the Wellesley Board (including committees of the Wellesley Board). The minute books of Wellesley Bank contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Wellesley Bank and Wellesley Bank Board (including committees of Wellesley Bank Board).

Section 3.07 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of Wellesley, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wellesley, the Wellesley Board, Wellesley Bank and Wellesley Bank Board on or prior to the date hereof. The Wellesley Board has directed that this Agreement be submitted to Wellesley’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Wellesley Stock entitled to vote thereon, no other vote of the shareholders of Wellesley is required by law, the charter or bylaws of Wellesley or otherwise to approve this Agreement and the transactions contemplated hereby. Wellesley and Wellesley Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Cambridge, this Agreement is a valid and legally binding obligation of Wellesley and Wellesley Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Wellesley or any of its Subsidiaries in connection with the execution, delivery or performance by Wellesley or Wellesley Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Wellesley Stock. As of the date hereof, Wellesley has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Wellesley and Wellesley Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws of Wellesley (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Wellesley or any of its Subsidiaries, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, except as set forth in Wellesley Disclosure Schedule 3.08(b) accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Wellesley or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Wellesley or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.09 Financial Statements; SEC Documents; and Financial Controls and Procedures.

(a) Wellesley has previously made available to Cambridge copies of the balance sheet of Wellesley as of December 31 for the fiscal years 2018 and 2017, and the related statements of income, shareholders’ equity and cash flows for the fiscal years 2018, 2017 and 2016, in each case accompanied by the audit report of Wolf & Company, P.C., the independent registered public accounting firm of Wellesley (the “Wellesley Financial Statements”). The Wellesley Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Wellesley and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Wellesley have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned or been dismissed as independent public accountants of Wellesley as a result of or in connection with any disagreements with Wellesley on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Wellesley’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2018 (the “Wellesley 2018 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Wellesley or any of its Subsidiaries subsequent to January 1, 2018, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Wellesley SEC Documents”), with the Securities and Exchange Commission (the “SEC”), and all of the Wellesley SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Wellesley and its Subsidiaries contained in Wellesley 2018 Form 10-K and, except for liabilities reflected in Wellesley SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2018, neither Wellesley nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c) Wellesley and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Wellesley (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Wellesley Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Wellesley’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Wellesley’s internal control over financial reporting.

Section 3.10 Absence of Certain Changes or Events.

(a) Since September 30, 2019, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Wellesley.

(b) Except as set forth in Wellesley Disclosure Schedule 3.10, since September 30, 2019, each of Wellesley and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement).

(c) Except as set forth in Wellesley Disclosure Schedule 3.10, since December 31, 2018, none of Wellesley or any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, director or other individual service provider from the amount thereof in effect as of December 31, 2018, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, (ii) except as disclosed in Wellesley SEC Documents, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Wellesley’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Wellesley’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Wellesley’s capital stock, (iv) except as disclosed in Wellesley SEC Documents, changed any accounting methods (or underlying assumptions), principles or practices of Wellesley affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by Wellesley or any settlement or compromise of any income tax liability by Wellesley, (vi) made any material change in Wellesley’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.11 Financial Controls and Procedures. During the periods covered by the Wellesley Financial Statements, each of Wellesley and its Subsidiaries has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Wellesley’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Wellesley or its accountants or agents.

Section 3.12 Regulatory Matters.

(a) Each of Wellesley and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2016 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Wellesley, and except as set forth in Wellesley Disclosure Schedule 3.12, no Governmental Authority has initiated any proceeding, or to the Knowledge of Wellesley, investigation into the business or operations of Wellesley or any of its Subsidiaries, since December 31, 2016. Other than as set forth in Wellesley Disclosure Schedule 3.12, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Wellesley. Wellesley is “well-capitalized” as defined in applicable laws and regulations, and Wellesley has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b) Other than as set forth in Wellesley Disclosure Schedule 3.12, since December 31, 2016, Wellesley has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act, and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c) Other than as set forth in Wellesley Disclosure Schedule 3.12, neither Wellesley nor Wellesley Bank, nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Wellesley and Wellesley Bank have not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.13 Legal Proceedings; Regulatory Action.

(a) Other than as set forth in Wellesley Disclosure Schedule 3.13, (i) there are no pending or, to Wellesley’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Wellesley or any of its Subsidiaries and (ii) to Wellesley’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither Wellesley nor Wellesley Bank is a party to any, nor are there any pending or, to Wellesley’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Wellesley or Wellesley Bank in which, to the Knowledge of Wellesley, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Wellesley or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Wellesley or any of its Subsidiaries, or their respective assets, and none of Wellesley or any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

(d) None of Wellesley or any of its Subsidiaries is a party to or subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the MDOB, the FRB and the FDIC) or the supervision or regulation of Wellesley or Wellesley Bank. None of Wellesley or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(e) Neither Wellesley nor Wellesley Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 3.14 Compliance with Laws.

(a) Each of Wellesley and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Each of Wellesley and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Wellesley’s Knowledge, no suspension or cancellation of any of them is threatened;

(c) Other than as set forth in Wellesley Disclosure Schedule 3.14, none of Wellesley or any Subsidiary has received, since January 1, 2017, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Wellesley’s Knowledge, do any grounds for any of the foregoing exist); and

(d) Since January 1, 2017, Wellesley has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of Wellesley, threatened charge by any Governmental Authority that Wellesley has violated, nor any pending or, to Wellesley’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.15 Material Contracts; Defaults.

(a) Other than as set forth in Wellesley Disclosure Schedule 3.15 or as filed with Wellesley SEC Documents, none of Wellesley or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of Wellesley or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of Wellesley or any of its Subsidiaries to indemnification from Wellesley or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from Wellesley or any of its Subsidiaries to any employee, director, or other individual service provider thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; (v) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of Wellesley or any of its Subsidiaries; or (vi) which materially restricts the conduct of any business by Wellesley. Wellesley has previously delivered or made available to Cambridge true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.15(a), whether or not set forth on Wellesley Disclosure Schedule 3.15 is referred to herein as a “Material Contract.”

(b) To its Knowledge, none of Wellesley or any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Wellesley or any of its Subsidiaries is currently outstanding.

Section 3.16 Brokers. Neither Wellesley nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Wellesley has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. A true, complete and correct copy of the engagement letter with Sandler O’Neill & Partners, L.P. has been provided to Cambridge.

Section 3.17 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by Wellesley or Wellesley Bank covering current or former employees of Wellesley or Wellesley Bank (the “Wellesley Employees”) and current or former directors and other individual service providers of Wellesley or Wellesley Bank or the dependents or beneficiaries of any of them including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Wellesley Benefit Plans”), are identified in Wellesley Disclosure Schedule 3.17(a). True and complete copies of all Wellesley Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Wellesley Benefit Plans and all amendments thereto, have been provided to Cambridge.

(b) All Wellesley Benefit Plans covering Wellesley Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Wellesley Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Wellesley Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of Wellesley, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Wellesley Pension Plan under Section 401(a) of the Code. There is no pending or, to Wellesley’s Knowledge, threatened litigation relating to the Wellesley Benefit Plans. Wellesley has not engaged in a transaction with respect to any Wellesley Benefit Plan or Wellesley Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Wellesley to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Wellesley with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Wellesley or Wellesley Bank, or the single-employer plan of any entity which is considered one employer with Wellesley or Wellesley Bank under Section 4001 of ERISA or Section 414 of the Code (a “Wellesley ERISA Affiliate”). Wellesley has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an Wellesley ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Wellesley Pension Plan or by any Wellesley ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions, payments, and other obligations required to be made under the terms of any Wellesley Benefit Plan or an agreement with any Wellesley Employee have been timely made or have been reflected on the financial statements of Wellesley. No Wellesley Pension Plan or single-employer plan of a Wellesley ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Wellesley ERISA Affiliate has an outstanding funding waiver. Neither Wellesley nor Wellesley Bank has provided, and is not required to provide, security to any Wellesley Pension Plan or to any single-employer plan of an Wellesley ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Other than as identified in Wellesley Disclosure Schedule 3.17(e), neither Wellesley nor Wellesley Bank has any obligations for retiree health and life benefits under any Wellesley Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality. Wellesley or Wellesley Bank may amend or terminate any such Wellesley Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Wellesley Disclosure Schedule 3.17(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Wellesley Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Wellesley Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Wellesley Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (v) limit or restrict the right of Wellesley or Wellesley Bank, or after the consummation of the transactions contemplated hereby, Cambridge, the Surviving Company or the Surviving Bank, to merge, amend, or terminate any of the Wellesley Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. Wellesley Disclosure Schedule 3.17(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Wellesley or Wellesley Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Wellesley Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g) Each Wellesley Benefit Plan that is a deferred compensation plan subject to Section 409A of the Code and any deferral elections thereunder are in compliance with Section 409A of the Code and the regulations thereunder, to the extent applicable.

(h) Each Wellesley Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Wellesley Stock on the date of such grant, (iii) has a grant date that is no earlier than the date on which the Wellesley Board or Wellesley’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Wellesley Tax Returns and the Wellesley Financial Statements, respectively.

Section 3.18 Labor Matters. None of Wellesley or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Wellesley or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Wellesley or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Wellesley’s Knowledge, threatened, nor is Wellesley or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.19 Environmental Matters.

(a) Except as set forth in Wellesley Disclosure Schedule 3.19(a), each property owned, leased or operated by Wellesley and its Subsidiaries are, and have been, in material compliance with all Environmental Laws. Neither Wellesley nor any of its Subsidiaries has Knowledge of, nor has Wellesley or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Wellesley or Wellesley Bank with all Environmental Laws.

(b) Wellesley and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c) No Hazardous Substance exists on, about or within any of the owned real properties, nor to Wellesley’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that Wellesley or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Wellesley’s Knowledge threatened against Wellesley or Wellesley Bank relating in any way to any Environmental Law. None of Wellesley or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of Wellesley or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or Wellesley Loan Properties nor has Wellesley or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or Wellesley Loan Properties.

Section 3.20 Tax Matters.

(a) Wellesley and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Wellesley and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Wellesley or such Subsidiary is contesting in good faith. None of Wellesley or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Wellesley Disclosure Schedule 3.20, neither Wellesley nor any its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Wellesley or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Wellesley or any Subsidiary.

(b) Each of Wellesley and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Wellesley are pending with respect to Wellesley or any of its Subsidiaries. None of Wellesley or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Wellesley or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Wellesley or any of its Subsidiaries.

(d) Wellesley has provided Cambridge with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Wellesley and its Subsidiaries for taxable periods ended December 31, 2018, 2017 and 2016. Wellesley has delivered to Cambridge correct and complete copies of all statements of deficiencies assessed against or agreed to by Wellesley or any of its Subsidiaries filed for the years ended December 31, 2018, 2017 and 2016. Each of Wellesley and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices Wellesley or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) None of Wellesley or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of Wellesley or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Wellesley and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set for in Wellesley Disclosure Schedule 3.20, none of Wellesley or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of Wellesley or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Wellesley or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Wellesley and its Subsidiaries (i) did not, as of the end of the most recent period covered by Wellesley’s or such Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Wellesley’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Wellesley and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by Wellesley’s or such Subsidiary’s call reports filed prior to the date hereof, none of Wellesley or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) None of Wellesley or any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) None of Wellesley or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) None of Wellesley or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and Wellesley has not been notified of, or to Wellesley’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

(k) None of Wellesley or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(l) None of Wellesley or any of its Subsidiaries has, or to Wellesley’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

Section 3.21 Investment Securities. Wellesley Disclosure Schedule 3.21 sets forth the book and market value as of September 30, 2019 of the investment securities, mortgage backed securities and securities held for sale of Wellesley and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of Wellesley and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Wellesley or any Subsidiary.

Section 3.22 Derivative Transactions. All Derivative Transactions entered into by Wellesley or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Wellesley and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Wellesley and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Wellesley, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Wellesley and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Wellesley Disclosure Schedule 3.23(a), as of the date hereof, none of Wellesley or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2019, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Wellesley or any of its Subsidiaries, or to the Knowledge of Wellesley, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Wellesley Disclosure Schedule 3.23(a) identifies (x) each Loan that as of September 30, 2019 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Wellesley or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Wellesley that as of September 30, 2019 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Wellesley, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and Wellesley’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d) Except as set forth in Wellesley Disclosure Schedule 3.23(d), none of Wellesley or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Wellesley or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Wellesley or any of its Subsidiaries.

Section 3.24 Tangible Properties and Assets.

(a) Wellesley Disclosure Schedule 3.24(a) sets forth a true, correct and complete list of all real property owned by Wellesley or any of its Subsidiaries. Except as set forth in Wellesley Disclosure Schedule 3.24(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Wellesley or any of its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Wellesley Disclosure Schedule 3.24(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Wellesley or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, none of Wellesley or any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and, to Wellesley’s Knowledge, no condition exists that would constitute a termination event or a material breach by Wellesley or any of its Subsidiaries of, or material default by Wellesley or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Wellesley’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Wellesley Disclosure Schedule 3.24(b), there is no pending or, to Wellesley’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Wellesley or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of Wellesley and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.25 Intellectual Property. Wellesley Disclosure Schedule 3.25 sets forth a true, complete and correct list of all Wellesley Intellectual Property owned or purported to be owned by Wellesley. Wellesley owns or has a valid license to use all Wellesley Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Wellesley Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Wellesley and its Subsidiaries as currently conducted. Wellesley Intellectual Property owned by Wellesley or any of its Subsidiaries, and to the Knowledge of Wellesley, all other Wellesley Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of Wellesley or any of its Subsidiaries has received notice challenging the validity or enforceability of Wellesley Intellectual Property. To the Knowledge of Wellesley, the conduct of the business of Wellesley and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Wellesley or any of its Subsidiaries to own or use any of the Wellesley Intellectual Property.

Section 3.26 Fiduciary Accounts. Since December 31, 2016, each of Wellesley and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Wellesley nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.27 Insurance.

(a) Wellesley Disclosure Schedule 3.27(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Wellesley or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving incurred losses of more than $50,000. Each of Wellesley and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of Wellesley reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, none of Wellesley or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Wellesley Disclosure Schedule 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Wellesley or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the Wellesley Financial Statements in accordance with GAAP.

Section 3.28 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.29 Fairness Opinion. The Wellesley Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Wellesley Stock from a financial point of view.

Section 3.30 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of Wellesley to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Cambridge and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 3.31 CRA, Anti-money Laundering and Customer Information Security. Neither Wellesley or Wellesley Bank is a party to any agreement with any individual or group regarding CRA matters and neither Wellesley nor Wellesley Bank has any Knowledge of, nor has Wellesley or Wellesley Bank been advised of, or has any reason to believe (based on Wellesley’s Home Mortgage Disclosure Act data for the year ended December 31, 2018, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Wellesley or Wellesley Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley

Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Wellesley pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the Wellesley Board has adopted and Wellesley has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.32 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by Wellesley or any of its Subsidiaries to, and neither Wellesley nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Wellesley Stock, director, employee or Affiliate of Wellesley or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Wellesley or any of its Subsidiaries or other than in the ordinary course of Wellesley Bank’s business. All transactions, agreements and relationships between Wellesley and any Subsidiary and any Affiliates, shareholders, directors or officers of Wellesley and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.

Section 3.33 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAMBRIDGE

As a material inducement to Wellesley to enter into this Agreement and to consummate the transactions contemplated hereby, Cambridge hereby makes to Wellesley the representations and warranties contained in this Article IV, provided, however, that Cambridge shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.08, 4.13(a) and (c), 4.14, and 4.23 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.01 Making of Representations and Warranties. Except as set forth in the Cambridge Disclosure Schedule and the Cambridge SEC Documents, Cambridge hereby represents and warrants to Wellesley that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of Cambridge. Cambridge is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is duly registered as a bank holding company under the BHC Act. Cambridge has full corporate power and authority to carry on its business as now conducted. Cambridge is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The charter and bylaws of Cambridge, copies of which have been made available to Wellesley, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Organization, Standing and Authority of Cambridge Trust. Cambridge Trust is a Massachusetts-chartered trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Cambridge Trust’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Cambridge Trust when due. Cambridge Trust is a nonmember bank and its primary federal bank regulator is the FDIC. Cambridge Trust is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Cambridge Disclosure Schedule 4.03. The charter and bylaws of Cambridge Trust, copies of which have been made available to Wellesley, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04 Cambridge Capital Stock. The authorized capital stock of Cambridge consists of 10,000,000 shares of Cambridge Stock, par value $1.00, of which 4,850,118 shares (including unvested shares of restricted stock) are outstanding as of the date hereof. As of the date hereof, no shares of Cambridge Stock are held in treasury by Cambridge. The outstanding shares of Cambridge Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) 12,658 shares of Cambridge Stock subject to issuance and/or delivery pursuant to outstanding restricted stock units that vest solely based on time-based vesting requirements, and up to a maximum of 114,512 shares of Cambridge Stock subject to issuance and/or delivery pursuant to outstanding restricted stock units that vest based on performance-based vesting requirements, and (b) the Cambridge Stock to be issued pursuant to this Agreement, Cambridge does not have any Rights issued or outstanding with respect to Cambridge Stock and Cambridge does not have any commitments to authorize, issue or sell any Cambridge Stock or Rights.

Section 4.05 Subsidiaries. Except as set forth on Cambridge Disclosure Schedule 4.05, Cambridge does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Cambridge Disclosure Schedule 4.05, Cambridge does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Cambridge has not been conducted through any other direct or indirect Subsidiary or Affiliate of Cambridge. No such equity investment identified in Cambridge Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.

Section 4.06 Corporate Power; Minute Books. Each of Cambridge and Cambridge Trust has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Cambridge and Cambridge Trust has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Cambridge contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Cambridge and the Cambridge Board (including committees of the Cambridge Board).

Section 4.07 Execution and Delivery. Subject to the approval of the Agreement by the shareholders of Cambridge, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Cambridge and Cambridge Trust and each of their respective Boards of Directors on or prior to the date hereof. The Cambridge Board has directed that this Agreement be submitted to Cambridge’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Cambridge Stock entitled to vote thereon, no other vote of the shareholders of Cambridge is required by law, the charter and bylaws of Cambridge or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Cambridge and Cambridge Trust has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Wellesley, this Agreement is a valid and legally binding obligation of each of Cambridge and Cambridge Trust, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of all consents, approvals, waiver or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, waiver or approval of the FRB, approval of the FDIC, approval of the Massachusetts Commissioner of Banks, the notification from the Massachusetts Housing Partnership that satisfactory arrangements have been made consistent with the MGL and the affordable housing loan program of the Massachusetts Housing Partnership, and the notification of the Co-Operative Central Bank and Depositors Insurance Fund that satisfactory arrangements have been made for the Bank Merger (“Regulatory Approvals”), and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Cambridge and Cambridge Trust do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Cambridge or of any of its Subsidiaries or to which Cambridge or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the charter of bylaws of Cambridge or Cambridge Trust, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, Cambridge has no Knowledge of any reasons relating to Cambridge or Cambridge Trust (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09 Absence of Certain Changes or Events. Since September 30, 2019, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Cambridge and its Subsidiaries taken as a whole.

Section 4.10 SEC Documents; Financial Reports; and Financial Controls and Procedures.

(a) Cambridge’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2018 (the “Cambridge 2018 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Cambridge or any of its Subsidiaries subsequent to January 1, 2018, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Cambridge SEC Documents”), with the SEC, and all of the Cambridge SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Cambridge SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Cambridge SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Cambridge and its Subsidiaries contained in Cambridge 2018 Form 10-K and, except for liabilities reflected in Cambridge SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2018, neither Cambridge nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of Cambridge have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of Cambridge as a result of or in connection with any disagreements with Cambridge on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Cambridge and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Cambridge (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Cambridge Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cambridge’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Cambridge’s internal control over financial reporting.

Section 4.11 Regulatory Matters.

(a) Each of Cambridge and Cambridge Trust has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2016 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Cambridge and/or Cambridge Trust, no Governmental Authority has initiated any proceeding, or to the Knowledge of Cambridge, investigation into the business or operations of Cambridge and/or Cambridge Trust, since December 31, 2016. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Cambridge Trust. Cambridge Trust is “well-capitalized” as defined in applicable laws and regulations, and Cambridge Trust has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Other than as set forth in Cambridge Disclosure Schedule 4.11, since December 31, 2016, Cambridge has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act, and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c) Neither Cambridge, Cambridge Trust nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Neither Cambridge nor Cambridge Trust has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12 Legal Proceedings.

(a) Other than as set forth in Cambridge Disclosure Schedule 4.12, there are no pending or, to the Knowledge of Cambridge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cambridge.

(b) Cambridge is not a party to any, nor are there any pending or, to Cambridge’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cambridge in which, to the Knowledge of Cambridge, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Cambridge or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Cambridge, nor on any of the assets of Cambridge, and Cambridge has not been advised of, or is aware of, the threat of any such action.

Section 4.13 Compliance With Laws.

(a) Cambridge is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Cambridge has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Cambridge’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Cambridge has not received, since December 31, 2016, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Cambridge’s Knowledge, do any grounds for any of the foregoing exist).

(d) Since January 1, 2017, Cambridge has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of Cambridge, threatened charge by any Governmental Authority that Cambridge has violated, nor any pending or, to Cambridge’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 4.14 Brokers. Neither Cambridge nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Cambridge has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.

Section 4.15 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by Cambridge covering current or former employees of Cambridge and current or former directors (collectively, the “Cambridge Benefit Plans”) are in compliance with all applicable laws in all material respects.

(b) Each Cambridge Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Cambridge Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of Cambridge, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Cambridge Pension Plan under Section 401(a) of the Code. There is no pending or, to Cambridge’s Knowledge, threatened litigation relating to the Cambridge Benefit Plans. Cambridge has not engaged in a transaction with respect to any Cambridge Benefit Plan or Cambridge Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Cambridge to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Cambridge with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Cambridge, or the single-employer plan of any entity which is considered one employer with Cambridge under Section 4001 of ERISA or Section 414 of the Code (a “Cambridge ERISA Affiliate”). Cambridge has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an Cambridge ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Cambridge Pension Plan or by any Cambridge ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions, payments, and other obligations required to be made under the terms of any Cambridge Benefit Plan or an agreement with any Cambridge employee have been timely made or have been reflected on the financial statements of Cambridge. No Cambridge Pension Plan or single-employer plan of a Cambridge ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Cambridge ERISA Affiliate has an outstanding funding waiver. Cambridge has not provided, and is not required to provide, security to any Cambridge Pension Plan or to any single-employer plan of a Cambridge ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Each Cambridge Benefit Plan that is a deferred compensation plan subject to Section 409A of the Code and any deferral elections thereunder are in compliance with Section 409A of the Code and the regulations thereunder, to the extent applicable.

Section 4.16 Labor Matters. None of Cambridge or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Cambridge or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Cambridge or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Cambridge’s Knowledge, threatened, nor is Cambridge or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Environmental Matters.

(a) To Cambridge’s Knowledge each property owned, leased or operated by Cambridge and its Subsidiaries are, and have been, in material compliance with all Environmental Laws. Neither Cambridge nor any of its Subsidiaries has Knowledge of, nor has Cambridge or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Cambridge with all Environmental Laws.

(b) Cambridge and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c) No Hazardous Substance exists on, about or within any of the owned real properties, nor to Cambridge’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that Cambridge or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Cambridge’s Knowledge threatened against Cambridge relating in any way to any Environmental Law. None of Cambridge or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of Cambridge or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or Cambridge Loan Properties nor has Cambridge or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or Cambridge Loan Properties.

Section 4.18 Tax Matters.

(a) Cambridge has filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Cambridge (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Cambridge and which Cambridge is contesting in good faith. Cambridge is not the beneficiary of any extension of time within which to file any Tax Return, and neither Cambridge nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Cambridge does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Cambridge.

(b) Cambridge has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Cambridge are pending with respect to Cambridge. Cambridge has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Cambridge has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Cambridge.

Section 4.19 Derivative Transactions. All Derivative Transactions entered into by Cambridge or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Cambridge and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Cambridge and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Cambridge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Cambridge and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

Section 4.20 Loans; Nonperforming Assets.

(a) Except as set forth in Cambridge Disclosure Schedule 4.20(a), as of the date hereof, none of Cambridge or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of September 30, 2019, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Cambridge or any of its Subsidiaries, or to the Knowledge of Cambridge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Cambridge Disclosure Schedule 4.20(a) identifies (x) each Loan that as of September 30, 2019 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Wellesley or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Cambridge that as of September 30, 2019 was classified as OREO and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Wellesley, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and Cambridge’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

Section 4.21 Deposit Insurance. The deposits of Cambridge Trust are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and Cambridge Trust has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Cambridge, threatened.

Section 4.22 Cambridge Stock. The shares of Cambridge Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.23 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.24 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Wellesley and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 4.25 CRA, Anti-money Laundering and Customer Information Security. Cambridge is not a party to any agreement with any individual or group regarding CRA matters and Cambridge does not have any Knowledge of, nor has Cambridge been advised of, or has any reason to believe (based on Cambridge’s Home Mortgage Disclosure Act data for the year ended December 31, 2018, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Cambridge: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Cambridge pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the Cambridge Board has adopted and Cambridge has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.26 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Wellesley. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Cambridge, Wellesley and Wellesley Bank shall carry on their respective business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Wellesley and Wellesley Bank will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to itself and Cambridge the present services of the current officers, employees, directors and other key individual service providers of Wellesley and any of its Subsidiaries and (iii) preserve for themselves and Cambridge the goodwill of the customers of Wellesley and Wellesley Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Wellesley Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Cambridge, Wellesley and Wellesley Bank shall not:

(a) Capital Stock. Other than pursuant to Wellesley Options outstanding as of the date hereof and listed in the Wellesley Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Wellesley Stock, or obligate itself to purchase, retire or redeem, any of its shares of Wellesley Stock (except to the extent necessary to effect a cashless exercise of Wellesley Options outstanding on the date hereof and listed in the Wellesley Disclosure Schedules, in accordance with the terms applicable to such Wellesley Options as of the date hereof).

(b) Dividends; Etc. (i) Except for Wellesley’s regular quarterly dividends of $0.06 per share per quarter, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Wellesley Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. After the date hereof, Wellesley shall coordinate with Cambridge regarding the declaration of any dividends in respect of Wellesley Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Wellesley Stock shall receive exactly one (1) dividend for the calendar quarter in which the Merger is consummated with respect to their shares of Wellesley Stock and any shares of Cambridge Stock that such holders receive in exchange therefor in the Merger.

(c) Compensation; Employment Agreements, Etc. Except as provided for on Wellesley Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of Wellesley or Wellesley Bank or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to non-executive employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than ten percent (10%) with respect to any individual non-executive employee and all such increases in the aggregate shall not exceed four percent (4%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with Wellesley’s 2019 budget, a copy of which has been made available to Cambridge, (ii) Wellesley shall be permitted to make cash contributions to the Wellesley 401(k) Plan and Wellesley Bank ESOP in the ordinary course of business consistent with past practice and shall be permitted to make a pro-rated ESOP contribution for 2020 in accordance with Section 5.14(f) and shall be permitted to make normal accruals under the Wellesley Bank Supplemental Executive Retirement Plan consistent with past practice, and (iii) Wellesley shall be permitted to pay 2019 bonuses consistent with past practice and shall be permitted to pay 2020 accrued bonuses, prorated through the Closing Date, at Closing, consistent with past practice.

(d) Hiring. Hire any person as an employee of Wellesley or any of its Subsidiaries or promote any employee to a position of Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Wellesley Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $100,000 and whose employment is terminable at the will of Wellesley, as applicable, provided, however, that Wellesley or Wellesley Bank must provide notice to Cambridge within three (3) days following the hiring of any persons hired to fill a vacancy.

(e) Benefit Plans. Except as provided for on Wellesley Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any Wellesley Benefit Plan or adopt an arrangement that would constitute a Wellesley Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to Cambridge, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Wellesley Disclosure Schedule 5.01(e).

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Wellesley taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the charter of bylaws of Wellesley or Wellesley Bank.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any contract that involves the payment of, or incurs fees, in excess of $50,000 per annum, any Lease or any Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Wellesley or Wellesley Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Wellesley or Wellesley Bank of an amount which exceeds $100,000 and/or would impose any material restriction on the business of Wellesley or Wellesley Bank; provided, however, that Wellesley or Wellesley Bank may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which Wellesley or Wellesley Bank has not provided notice to Cambridge of the existence of such action, suit, proceeding, order or investigation.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.

(p) Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with Wellesley’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Wellesley Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with Wellesley’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of Cambridge is required for any new origination (i) in excess of $4,000,000 or (ii) not made in accordance with Wellesley’s loan policies as in effect on the date hereof. For purposes of this Section 5.01(r), consent shall be deemed given unless Cambridge objects within 48 hours of receiving a notification from Wellesley.

(s) Investments in Real Estate. Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Wellesley or Wellesley Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage maintained by Wellesley that would have a Material Adverse Effect on Wellesley, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or (iv) a material delay of the approval or completion of the Merger.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Cambridge. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Wellesley, Cambridge will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Dividend Record Date. Change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(c) Capital Stock. Except as set forth in Cambridge Disclosure Schedule 5.02(c), grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that Cambridge may (i) grant equity awards pursuant to its employee benefit plans as required by any Cambridge employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a Cambridge employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue Cambridge capital stock in connection with the transactions contemplated hereby.

(d) Dividends; Etc. (i) Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of Cambridge Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(e) Amending Charter or Bylaws. Amend its charter or bylaws in a manner that would materially and adversely affect the holders of Wellesley Stock, as prospective holders of Cambridge Stock, relative to other holders of Cambridge Stock.

(f) Acquiring Financial Institutions. Enter into any binding definitive agreement, or publicly announce its intent to enter into any binding definitive agreement, to acquire any other depository institution (as defined in 12 U.S.C. § 1813(c)(1)) or credit union prior to the receipt of all Regulatory Approvals.

(g) Adopt Plan of Liquidation. Adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Cambridge Trust.

(h) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) Wellesley agrees to take, in accordance with applicable law, the charter and bylaws of Wellesley, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Wellesley’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Wellesley Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders. Wellesley agrees to use its best efforts to convene the Wellesley Meeting within forty (40) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of Wellesley. Except with the prior approval of Cambridge, no other matters shall be submitted for the approval of Wellesley shareholders at the Wellesley Meeting. The Wellesley Board shall at all times prior to and during the Wellesley Meeting recommend adoption of this Agreement by the shareholders of Wellesley (the “Wellesley Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Cambridge or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

(b) Cambridge agrees to take, in accordance with applicable law, the charter and bylaws of Cambridge, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the issuance of shares of Cambridge Stock in connection with the Merger, and any other matters required to be approved by Cambridge’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Cambridge Meeting”) and, subject to Section 5.05, shall take all lawful action to solicit such approval by such shareholders. Cambridge agrees to use its best efforts to convene the Cambridge Meeting within forty (40) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of Cambridge. Except with the prior approval of Wellesley, no other matters shall be submitted for the approval of Cambridge shareholders at the Cambridge Meeting. The Cambridge Board shall at all times prior to and during the Cambridge Meeting recommend adoption of this Agreement by the shareholders of Cambridge and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Wellesley or take any other action or make any other public statement inconsistent with such recommendation.

Section 5.05 Merger Registration Statement; Joint Proxy Statement/Prospectus. For the purposes of (x) registering Cambridge Stock to be offered to holders of Wellesley Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Wellesley Meeting and the Cambridge Meeting, Cambridge shall draft and prepare, and Wellesley shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Cambridge in the Merger (the “Merger Registration Statement”), including the Joint Proxy Statement/Prospectus. Cambridge shall provide Wellesley and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Joint Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Cambridge shall file the Merger Registration Statement with the SEC. Each of Cambridge and Wellesley shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Joint Proxy Statement/Prospectus to their shareholders. Cambridge shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Wellesley shall furnish to Cambridge all information concerning Wellesley and the holders of Wellesley Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. Wellesley shall provide Cambridge with any information concerning Wellesley that Cambridge may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Joint Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. Cambridge shall promptly provide to Wellesley copies of all correspondence between it or any of its representatives and the SEC. Cambridge shall provide Wellesley and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Joint Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Cambridge and Wellesley agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Joint Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of Wellesley Stock entitled to vote at the Wellesley Meeting and the holders of Cambridge Stock entitled to vote at the Cambridge Meeting, respectively, at the earliest practicable time.

Section 5.07 Supplements or Amendment. Wellesley and Cambridge shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Wellesley shall cooperate with Cambridge in the preparation of a supplement or amendment to such Joint Proxy Statement/Prospectus which corrects such misstatement or omission, and Cambridge shall file an amended Merger Registration Statement with the SEC, and each of Cambridge and Wellesley shall mail an amended Joint Proxy Statement/Prospectus to their respective shareholders.

Section 5.08 Regulatory Approvals. Each of Wellesley and Cambridge will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Wellesley and Cambridge will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Joint Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of Cambridge or Wellesley to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Cambridge and Wellesley shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases. Wellesley and Cambridge shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Wellesley and Cambridge shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) Wellesley agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Cambridge and its officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of Wellesley and to such other information relating to Wellesley as Cambridge may reasonably request and, during such period, it shall furnish promptly to Cambridge all information concerning the business, properties and personnel of Wellesley as Cambridge may reasonably request. Cambridge shall use commercially reasonable efforts to minimize any interference with Wellesley’s regular business operations during any such access to Wellesley’s employees, property, books and records.

(b) All information furnished to Cambridge by Wellesley pursuant to Section 5.10(a) shall be subject to, and Cambridge shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of July 11, 2019, by and between Wellesley and Cambridge (the “Confidentiality Agreement”).

(c) Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall Cambridge have access to any information that, based on advice of Wellesley’s counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of Wellesley with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Cambridge, Wellesley has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 5.10 will be directed to an executive officer of Wellesley or such Person or Persons as may be designated by Wellesley. No investigation by Cambridge of the business and affairs of Wellesley shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Cambridge to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by Wellesley.

(a) Wellesley shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Wellesley (collectively, the “Wellesley Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Cambridge) any confidential or non-public information or data with respect to Wellesley or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of Cambridge, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Wellesley is a party. Wellesley shall, and shall cause each of the Wellesley Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by Wellesley or on its behalf during the past twelve months in connection with any actual or potential Acquisition Proposal.

(b) Notwithstanding Section 5.11(a), prior to the date of the Wellesley Meeting, Wellesley may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) Wellesley has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the Wellesley Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, it financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) Wellesley has provided Cambridge with at least twenty-four hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Wellesley or otherwise relating to an Acquisition Proposal, Wellesley receives from such Person a confidentiality agreement with terms not materially less favorable to Wellesley than those contained in the Confidentiality Agreement. In addition, if Wellesley receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and Wellesley has not breached any of the covenants set forth in this Section 5.11, then Wellesley, or any Wellesley Representative may, with the prior approval of the Wellesley Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to Wellesley confidentially in writing. Wellesley shall promptly provide to Cambridge any non-public information regarding Wellesley provided to any other Person which was not previously provided to Cambridge, such additional information to be provided no later than the date of provision of such information to such other party.

(c) Wellesley shall promptly (and in any event orally within 24 hours and in writing within two days) notify Cambridge if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Wellesley or the Wellesley Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Wellesley agrees that it shall keep Cambridge informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). Wellesley shall provide Cambridge with at least 24 hours’ prior notice of any meeting of the Wellesley Board at which the Wellesley Board is reasonably expected to consider any Acquisition Proposal.

(d) Neither the Wellesley Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to Cambridge in connection with the transactions contemplated by this Agreement (including the Merger), the Wellesley Recommendation, fail to reaffirm the Wellesley Recommendation within five Business Days following a request by Cambridge, or make any statement, announcement or release, in connection with the Wellesley Meeting or otherwise, inconsistent with the Wellesley Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Wellesley Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Wellesley to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring Wellesley to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the date of the Wellesley Meeting, the Wellesley Board may withdraw, qualify, amend or modify the Wellesley Recommendation in connection therewith (a “Wellesley Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(iii) after the fourth Business Day following Cambridge’s receipt of a written notice (the “Notice of Superior Proposal”) from Wellesley advising Cambridge that the Wellesley Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the Wellesley Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by Cambridge (the “Notice Period”), Wellesley and the Wellesley Board shall have cooperated and negotiated in good faith with Cambridge to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Wellesley to proceed with the Wellesley Recommendation without a Wellesley Subsequent Determination; provided, however, that Cambridge shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Cambridge since its receipt of such Notice of Superior Proposal, the Wellesley Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Wellesley shall be required to deliver a new Notice of Superior Proposal to Cambridge and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days. In addition to the foregoing, the Wellesley Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Wellesley Meeting.

(f) Nothing contained in this Section 5.11 shall prohibit Wellesley or the Wellesley Board from complying with Wellesley’s obligations required under Rules 14d-9 (as if such rule were applicable to Wellesley) and 14e-2(a) (as if such rule were applicable to Wellesley) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Wellesley Recommendation unless it is limited to a stop, look and listen communication or the Wellesley Board reaffirms the Wellesley Recommendation in such disclosure.

Section 5.12 Certain Policies. Prior to the Effective Date, Wellesley shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Cambridge; provided, however, that Wellesley shall not be obligated to take any action pursuant to this Section 5.12 unless and until Cambridge acknowledges, and Wellesley is satisfied, that all conditions to Wellesley’s obligation to consummate the Merger have been satisfied and that Cambridge shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Wellesley pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Wellesley or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13 Indemnification.

(a) From and after the Effective Time, Cambridge (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Wellesley or Wellesley Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Wellesley or Wellesley Bank or is or was serving at the request of Wellesley or Wellesley Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Wellesley or Wellesley Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the charter or bylaws of Wellesley or Wellesley Bank as in effect on the date hereof (subject to change as required by law). Cambridge’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, Cambridge shall purchase an extended reporting period endorsement under Wellesley’s existing directors’ and officers’ liability insurance coverage for Wellesley’s directors and officers in a form acceptable to Wellesley which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by Wellesley (provided that Cambridge may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Wellesley’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by Wellesley for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, Cambridge shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d) The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of Wellesley or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of Wellesley, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by Wellesley or Cambridge, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e) If Cambridge or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Cambridge shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date and except to the extent an alternative treatment is set forth in this Section 5.14, Cambridge may choose to maintain any or all of the Wellesley Benefit Plans in its sole discretion and Wellesley and Wellesley Bank shall cooperate with Cambridge in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending on December 31, 2020 (or until the applicable Continuing Employee’s earlier termination of employment), Cambridge shall provide, or cause to be provided, to each employee of Wellesley Bank and Wellesley who continues in employment with the Surviving Bank as of the Closing Date (“Continuing Employees”) (i) base salary or a base rate of pay at least equal to the base pay or base rate of salary provided to such Continuing Employee immediately prior to the Effective Time and (ii) other benefits (other than severance, termination pay or equity compensation) at least substantially comparable in the aggregate to the benefits provided to such Continuing Employee immediately prior to the Effective Time. For any Wellesley Benefit Plan terminated for which there is a comparable employee benefit or compensation plan, program, policy, agreement or arrangement of Cambridge or any of its Subsidiaries (a “Cambridge Benefit Plan”) of general applicability, Cambridge shall take all commercially reasonable action so that employees of Wellesley or Wellesley Bank shall be entitled to participate in such Cambridge Benefit Plan to the same extent as similarly-situated employees of Cambridge (it being understood that inclusion of the employees of Wellesley and Wellesley Bank in the Cambridge Benefit Plans may occur at different times with respect to different plans). Cambridge shall cause each Cambridge Benefit Plan in which employees of Wellesley or Wellesley Bank are eligible to participate to take into account for purposes of eligibility and vesting under the Cambridge Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Wellesley or Wellesley Bank to the same extent as such service was credited for such purpose by Wellesley or Wellesley Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

Nothing herein shall limit the ability of Cambridge to amend or terminate any of the Wellesley Benefit Plans or Cambridge Benefit Plans in accordance with their terms at any time; provided, however, that Cambridge shall continue to maintain the Wellesley Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Cambridge Benefit Plan until the Wellesley Employees are permitted to participate in the Cambridge Benefit Plans, unless such Cambridge Benefit Plan has been frozen or terminated with respect to similarly situated employees of Cambridge or any Subsidiary of Cambridge. Following the Closing Date, Cambridge shall honor, in accordance with Wellesley’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of Wellesley for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Wellesley Employee whose employment continues after the Effective Time. In the event Cambridge elects to terminate the Wellesley Bank 401(k) Plan prior to the Closing Date, Cambridge shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances in the Wellesley Bank 401(k) Plan into Cambridge Bank 401(k) Plan.

(b) Cambridge shall honor, under the vacation policies of Wellesley and Wellesley Bank, as disclosed on Wellesley Disclosure Schedule 5.14(b), the accrued but unused vacation time of employees of the Surviving Company or the Surviving Bank who were employees of Wellesley or Wellesley Bank prior to the Effective Time.

(c) If employees of Wellesley or Wellesley Bank become eligible to participate in a medical, dental, vision, prescription drug or other health plan, disability plan or life insurance plan of Cambridge upon termination of such plan of Wellesley or Wellesley Bank, Cambridge shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable Cambridge plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Wellesley Benefit Plan prior to the Effective Time.

(d) Concurrently with the execution of this Agreement, the CIC Agreement shall have been executed and be in full force and effect.

(e) Cambridge shall honor and perform under each agreement or contract set forth in Wellesley Disclosure Schedule 5.14(e).

(f) Subject to the occurrence of the Closing, the Wellesley Bank ESOP shall be terminated by Wellesley Bank prior to the Closing Date. In connection with the termination of the Wellesley Bank ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the Wellesley Bank ESOP shall be repaid by delivering a sufficient number of unallocated shares of Wellesley Stock to Wellesley, at least five (5) Business Days prior to the Effective Time, all remaining shares of Wellesley Stock held by the Wellesley Bank ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Wellesley Bank ESOP after repayment of the Wellesley Bank ESOP loan shall be allocated as earnings to the accounts of the Wellesley Bank ESOP participants who are employed as of the date of termination of the Wellesley Bank ESOP based on their account balances under the Wellesley Bank ESOP as of the date of termination of the Wellesley Bank ESOP and distributed to Wellesley Bank ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, Wellesley Bank shall take all such actions as are necessary (determined in consultation with Cambridge) to submit the application for favorable determination letter in advance of the Effective Time. Wellesley Bank will adopt such amendments to the Wellesley Bank ESOP to effect the provisions of this Section 5.14(f). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Wellesley Bank ESOP upon its termination, the account balances in the Wellesley Bank ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Wellesley Bank ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, Wellesley Bank shall provide Cambridge with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Wellesley Bank shall continue to accrue and make contributions to the Wellesley Bank ESOP trust from the date of this Agreement through the termination date of the Wellesley Bank ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the Wellesley Bank ESOP prior to the termination of the Wellesley Bank ESOP and shall make a pro-rated payment on the Wellesley Bank ESOP loan for the 2020 plan year through and including the end of the calendar quarter immediately preceding the Closing, prior to the termination of the Wellesley Bank ESOP.

(g) Wellesley Bank shall take all necessary action to terminate the Wellesley Bank Supplemental Executive Retirement Plan at or immediately prior to the Effective Time in accordance with Section 409A of the Code and to pay to each participant a lump sum amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan. For illustrative purposes, Wellesley Disclosure Schedule 5.14(g) provides the aggregate lump sum amount payable to participants had the Wellesley Bank Supplemental Executive Retirement Plan been terminated on October 31, 2019.

(h) Wellesley Bank shall take all necessary action to terminate the Salary Continuation Agreement by and between Wellesley Bank and the President and Chief Executive Officer of Wellesley Bank at or immediately prior to the Effective Time in accordance with Section 409A of the Code and to pay the executive a lump sum amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan. For illustrative purposes, Wellesley Disclosure Schedule 5.14(h) provides the lump sum amount payable to the participant had the Salary Continuation Agreement been terminated on December 31, 2019.

(i) Wellesley and Wellesley Bank shall take all necessary action to terminate the Employment Agreement by and among Wellesley, Wellesley Bank and the President and Chief Executive Officer of Wellesley and Wellesley Bank at or immediately prior to the Effective Time.

(j) To the extent necessary, Cambridge and Wellesley may provide a retention pool as mutually agreed by Cambridge and Wellesley to certain employees of Wellesley or Wellesley Bank to be designated by Cambridge in consultation with Wellesley. Such designated employees will enter into retention agreements to be agreed upon by Cambridge and Wellesley.

(k) Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of Wellesley or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any Wellesley Benefit Plan, Cambridge Benefit Plan, or other employee benefit plan of Cambridge, Cambridge Trust, Wellesley or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.

Section 5.15 Notification of Certain Changes. Cambridge and Wellesley shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by Wellesley or Cambridge, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, Wellesley will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Cambridge and to report the general status of the ongoing operations of

Wellesley. Without limiting the foregoing, Wellesley agrees to provide Cambridge (i) a copy of each report filed by Wellesley with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Wellesley Disclosure Schedule 3.15.

Section 5.17 Board Packages. Wellesley shall distribute a copy of each Wellesley Board package, including the agenda and any draft minutes, to Cambridge at the same time and in the same manner in which it distributes a copy of such packages to the Wellesley Board; provided, however, that Wellesley shall not be required to copy Cambridge on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Wellesley or any other matter that the Wellesley Board has been advised of by counsel that such distribution to Cambridge may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, Cambridge and Wellesley shall use their reasonable best efforts to facilitate the integration of Wellesley with the business of Cambridge following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of Wellesley’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Cambridge and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of Wellesley’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Wellesley in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Wellesley shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Cambridge shall pay all out-of-pocket fees, expenses or charges that Wellesley may incur as a result of taking, at the request of Cambridge, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Cambridge and/or Wellesley in accordance with Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(f), or by Wellesley only in accordance with Section 7.01(d), Section 7.01(e) or Section 7.01(g)(ii), Cambridge shall pay to Wellesley all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of Wellesley providing Cambridge written evidence of such fees, expenses or charges.

Section 5.19 Assumption of Debt. Cambridge agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Wellesley’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

Section 5.20 Section 16 Matters. Prior to the Effective Time, the Cambridge Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable law, any acquisitions or dispositions of shares of Cambridge Stock (including derivative securities with respect to such shares) that are treated as acquisitions or dispositions under such rule and result from the transactions contemplated by this Agreement by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Cambridge immediately after the Effective Time.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Wellesley and Cambridge to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of Cambridge Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. Cambridge shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to Cambridge, dated as of the Closing Date, and Wellesley shall have received a letter setting forth the written opinion of Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to Wellesley, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02 Conditions to Obligations of Cambridge. The obligations of Cambridge to consummate the Merger also are subject to the fulfillment or written waiver by Cambridge prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Wellesley and Wellesley Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Wellesley or the Surviving Company. Cambridge shall have received a certificate, dated the Closing Date, signed on behalf of Wellesley by the Chief Executive Officer of Wellesley to such effect.

(b) Performance of Obligations of Wellesley. Wellesley and Wellesley Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cambridge shall have received a certificate, dated the Closing Date, signed on behalf of Wellesley by the Chief Executive Officer of Wellesley to such effect.

(c) Adverse Regulatory Conditions. No Regulatory Approvals referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Cambridge Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Cambridge would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d) Voting Agreements. The Wellesley Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the Wellesley Disclosure Schedule 6.02(d) of Wellesley concurrently with Wellesley’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(e) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Wellesley Stock.

(f) Other Actions. Wellesley shall have furnished Cambridge with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as Cambridge may reasonably request.

Section 6.03 Conditions to Obligations of Wellesley. The obligations of Wellesley to consummate the Merger also are subject to the fulfillment or written waiver by Wellesley prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Cambridge set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Cambridge. Wellesley shall have received a certificate, dated the Closing Date, signed on behalf of Cambridge by the Chief Executive Officer and the Chief Financial Officer of Cambridge to such effect.

(b) Performance of Obligations of Cambridge. Cambridge shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Wellesley shall have received a certificate, dated the Closing Date, signed on behalf of Cambridge by the Chief Executive Officer and the Chief Financial Officer of Cambridge to such effect.

(c) Voting Agreements. The Cambridge Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the Cambridge Disclosure Schedule 6.03(c) of Cambridge concurrently with Cambridge’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d) Shareholder Approval. This Agreement and the issuance of shares of Cambridge Stock in connection with the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Cambridge Stock.

(e) Other Actions. Cambridge shall have furnished Wellesley with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as Wellesley may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Cambridge nor Wellesley may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Cambridge and Wellesley if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors.

(b) No Regulatory Approval. By Cambridge or Wellesley, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) Shareholder Approval. By either Cambridge or Wellesley (provided that if Wellesley is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy either of the conditions set forth in Section 6.02(e) or Section 6.03(d) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Wellesley shareholders in the case of the Wellesley Meeting or such Cambridge shareholders in the case of the Cambridge Meeting, or at any adjournment or postponement of the Wellesley Meeting or the Cambridge Meeting.

(d) Breach of Representations and Warranties. By either Cambridge or Wellesley (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by Cambridge) or Section 6.03(a) (in the case of a breach of a representation or warranty by Wellesley or Wellesley Bank).

(e) Breach of Covenants. By either Cambridge or Wellesley (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Wellesley or Wellesley Bank) or Section 6.03(b) (in the case of a breach of a representation or warranty by Cambridge).

(f) Delay. By either Cambridge or Wellesley if the Merger shall not have been consummated on or before September 30, 2020, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i) By Cambridge, if (i) Wellesley shall have breached its obligations under Section 5.11, (ii) the Wellesley Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Cambridge, (iii) the Wellesley Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Cambridge or a Subsidiary of Cambridge or (iv) Wellesley shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Wellesley Meeting in accordance with Section 5.04.

(ii) By Wellesley, if (i) the Cambridge Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wellesley, or (ii) Cambridge shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Cambridge Meeting in accordance with Section 5.04.

(iii) By Wellesley, subject to Wellesley’s compliance with Section 7.02(a) if Wellesley has received a Superior Proposal, and in accordance with Section 5.11 of this Agreement, the Wellesley Board has made a determination to accept such Superior Proposal.

(h) Decrease in Cambridge Stock Price. By Wellesley, if the Wellesley Board so determines by a vote of the majority of the members of the entire Wellesley Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Cambridge Ratio”) shall be less than 0.80; and

(B) (x) the Cambridge Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Wellesley elects to exercise its termination right pursuant to this Section 7.01(h), it shall give written notice to Cambridge promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, Cambridge shall have the option to increase the consideration to be received by the holders of Wellesley Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio, 0.80 and the Exchange Ratio (as then in effect) by (B) the Cambridge Ratio. If Cambridge so elects within such five-day period, it shall give prompt written notice to Wellesley of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Cambridge Stock for the 20 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the Cambridge Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Cambridge Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Cambridge Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Cambridge while structuring and pursuing the Merger, the parties hereto agree that Wellesley shall pay to Cambridge a termination fee of $4,100,000 within three (3) Business Days after written demand for payment is made by Cambridge, following the occurrence of any of the events set forth below:

(a) Cambridge or Wellesley terminates this Agreement pursuant to Section 7.01(g)(i) or Section 7.01(g)(iii); or

(b) Wellesley or Wellesley Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Wellesley or Wellesley Bank within twelve (12) months following the termination of this Agreement by Cambridge pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by Wellesley or Wellesley Bank after an Acquisition Proposal has been publicly announced or otherwise made known Wellesley.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Wellesley Meeting and Cambridge Meeting no amendment shall be made which by law requires further approval by the shareholders of Wellesley or Cambridge, respectively, without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between Cambridge and Wellesley; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Cambridge:

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

Attention:    Denis K. Sheahan

Email:         Denis.Sheahan@cambridgetrust.com

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention:    Richard A. Schaberg

Email:          richard.schaberg@hoganlovells.com

If to Wellesley:

Wellesley Bancorp, Inc.

100 Worcester Street, Suite 300

Wellesley, MA 02481

Attention:    Thomas J. Fontaine

Email:          tom@wellesleybank.com

With a copy to:

Kilpatrick Townsend & Stockton

607 14th Street, NW Suite 900

Washington, DC 20005

Attention: Gary R. Bronstein and Edward G. Olifer

Email:          gbronstein@kilpatricktownsend.com

                     eolifer@kilatricktownsend.com

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Bank Merger, the Wellesley Voting Agreements, the Cambridge Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Wellesley Voting Agreements, the Cambridge Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Cambridge’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Wellesley or Wellesley Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Wellesley or Wellesley Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the MGL, the MDOB, the FHLB and the FRB, which regulates Cambridge, Cambridge Trust, Wellesley or Wellesley Bank, or any of their respective subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Cambridge Board” means the Board of Directors of Cambridge.

“Cambridge Disclosure Schedule” means the disclosure schedule delivered by Cambridge to Wellesley on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“Cambridge Loan Property” means any property in which Cambridge or Cambridge Trust holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Cambridge or Cambridge Trust.

“Cambridge Stock” means the common stock, par value $1.00 per share, of Cambridge.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Stock Incentive Plan” means, with respect to Cambridge, the Amended 1993 Stock Option Plan, the 2017 Equity and Cash Incentive Plan, the Director Stock Plan and the 2016 Annual Incentive Plan.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by Cambridge and reasonably acceptable to Wellesley to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by Cambridge and Wellesley and as delivered to holders of Wellesley Stock and Cambridge Stock in connection with the solicitation of their approval of this Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge after reasonable inquiry of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer and the Chief Client Experience Officer in the case of Wellesley, and the President, the Chief Executive Officer, the Chief Lending Officer and the Chief Financial Officer in the case of Cambridge.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to Cambridge or Wellesley, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Cambridge and its Subsidiaries taken as a whole, or Wellesley and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Cambridge or Cambridge Trust, on the one hand, or Wellesley or Wellesley Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) actions and omissions of either party taken with the prior written consent, or at the request, of the other, (G) any failure by either party to meet any internal projections or forecasts or estimates of revenues or earnings for any period, (H) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“MDOB” means the Massachusetts Division of Banks.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Per Share Consideration” means the product of (a) the Exchange Ratio and (b) the Cambridge Measurement Price.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Wellesley Stock then outstanding or all or substantially all of the assets of Wellesley and otherwise (a) on terms which the Wellesley Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Wellesley’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Wellesley Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Wellesley Bank Board” means the Board of Directors of Wellesley Bank.

“Wellesley Board” means the Board of Directors of Wellesley.

“Wellesley Disclosure Schedule” means the disclosure schedule delivered by Wellesley to Cambridge on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“Wellesley Equity Plan” means the Wellesley Bancorp, Inc. 2012 Equity Incentive Plan or the Wellesley Bancorp, Inc. 2016 Equity Incentive Plan.

“Wellesley Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Wellesley or any of its Subsidiaries.

“Wellesley Loan Property” means any property in which Wellesley or Wellesley Bank holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Wellesley or Wellesley Bank.

“Wellesley Option” means an option to purchase shares of Wellesley Stock including, but not limited to, an option to purchase shares of Wellesley Stock under a Wellesley Stock Option Plan.

“Wellesley Stock Option Plan” means, with respect to Wellesley, the Wellesley Bancorp, Inc. 2012 Equity Incentive Plan.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CAMBRIDGE BANCORP

By:	/s/ Denis K. Sheahan
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

CAMBRIDGE TRUST COMPANY

By:	/s/ Denis K. Sheahan
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

WELLESLEY BANCORP, INC.

By:	/s/ Thomas J. Fontaine
Name:	Thomas J. Fontaine
Title:	President and Chief Executive Officer

WELLESLEY BANK

By:	/s/ Thomas J. Fontaine
Name:	Thomas J. Fontaine
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Wellesley Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December ___, 2019, by and between the undersigned holder (“Shareholder”) of common stock, par value $0.01 per share (“Wellesley Common Stock”) of Wellesley Bancorp, Inc., a Maryland corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Wellesley”), and Cambridge Bancorp, a Massachusetts corporation (“Cambridge”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Cambridge, Cambridge Trust, a Massachusetts-chartered trust company and wholly owned subsidiary of Cambridge (“Cambridge Trust”), Wellesley and Wellesley Bank, a Massachusetts-chartered bank and wholly owned subsidiary of Wellesley (“Wellesley Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Wellesley shall merge with and into Cambridge, and Wellesley Bank shall merge with and into Cambridge Trust, and in connection therewith, each outstanding share of Wellesley Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Wellesley Stock identified on Exhibit A hereto (such shares, together with all shares of Wellesley Stock with respect to which Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Cambridge to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Wellesley, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Cambridge, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Wellesley contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement; provided, however, that, if the manner in which the Shares (or any portion thereof) are owned is such that the Shareholder does not have the right to cause the Shares to be so voted, the Shareholder shall use the Shareholder’s reasonable best efforts to cause the Shares to be so voted.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) a transfer of the Shares by the Shareholder to Wellesley in connection with the vesting, settlement, or exercise of Wellesley equity awards granted pursuant to a Wellesley employee benefits plan outstanding as of the date hereof, and (e) such transfers as Cambridge may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Cambridge as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Cambridge, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Except as set forth on Schedule 1, Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of Wellesley other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Cambridge with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Wellesley, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Wellesley taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Wellesley, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Cambridge) any information or data with respect to Wellesley or Wellesley Bank or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal (other than the Merger Agreement), (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Wellesley’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Wellesley that takes any action in support of an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Cambridge if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Cambridge will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Cambridge has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Cambridge’s seeking or obtaining such equitable relief.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of: (a) the Effective Time or (b) in the event that the Merger Agreement is terminated in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Wellesley, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Wellesley or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Wellesley.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Cambridge in accordance with Section 8.06 of the Merger Agreement and to each Shareholder at its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CAMBRIDGE BANCORP

By:
Name:	Denis K. Sheahan
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF WELLESLEY COMMON STOCK BENEFICIALLY OWNED

Exhibit B

Form of Cambridge Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December ___, 2019, by and between the undersigned holders (“Shareholders”) of common stock, par value $1.00 per share (“Cambridge Common Stock”) of Cambridge Bancorp, a Massachusetts corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (“Cambridge”), and Wellesley Bancorp, Inc., a Maryland corporation (“Wellesley”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Cambridge, Cambridge Trust, a Massachusetts-chartered trust company and wholly owned subsidiary of Cambridge (“Cambridge Trust”), Wellesley and Wellesley Bank, a Massachusetts-chartered bank and wholly owned subsidiary of Wellesley (“Wellesley Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Wellesley shall merge with and into Cambridge, and Wellesley Bank shall merge with and into Cambridge Trust, and in connection therewith, each outstanding share of Wellesley Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, each Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Cambridge Stock identified opposite such Shareholder’s name on Exhibit A hereto (such shares, together with all shares of Cambridge Stock with respect to which such Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Wellesley to enter into the Merger Agreement that the Shareholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Each Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Cambridge, however called, or at any adjournment thereof, or in any other circumstances in which such Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Wellesley, such Shareholder shall:

(c)	appear at each such meeting or otherwise cause such Shareholder’s Shares to be counted as present thereat for purposes of calculating a quorum; and

(d)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by such Shareholder or as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) in favor of the issuance of shares of Cambridge Common Stock in connection with the Merger; and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cambridge contained in the Merger Agreement or of such Shareholder contained in this Agreement; provided, however, that, if the manner in which such Shareholder’s Shares (or any portion thereof) are owned is such that such Shareholder does not have the right to cause such Shares to be so voted, such Shareholder shall use such Shareholder’s reasonable best efforts to cause such Shares to be so voted.

Section 2. No Transfers. While this Agreement is in effect, each Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such Shareholder’s Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) a transfer of such Shares by such Shareholder to Cambridge in connection with the vesting, settlement, or exercise of Cambridge equity awards granted pursuant to a Cambridge employee benefits plan outstanding as of the date hereof, and (e) such transfers as Wellesley may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Each Shareholder severally represents and warrants to and agrees with Wellesley as follows:

(e)	Such Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(f)

This Agreement has been duly executed and delivered by such Shareholder, and assuming the due authorization, execution and delivery by Wellesley, constitutes the valid and legally binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(g)

The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder.

(h)

Except as set forth on Schedule 1, such Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth opposite such Shareholder’s name on Exhibit A hereto, and such Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Such Shareholder does not own, of record or beneficially, any shares of capital stock of Cambridge other than such Shares (other than shares of capital stock subject to stock options or warrants over which such Shareholder will have no voting rights until the exercise of such stock options or warrants). Such Shareholder has the right to vote such Shares and none of such Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, each Shareholder does hereby appoint Wellesley with full power of substitution and resubstitution, as such Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of such Shareholder’s rights with respect to such Shareholder’s Shares, to vote, if such Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that such Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Cambridge, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Cambridge taken by written consent. Such Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 6 hereof and hereby revokes any proxy previously granted by such Shareholder with respect to such Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. Specific Performance and Remedies. Each Shareholder acknowledges that it will be impossible to measure in money the damage to Wellesley if such Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Wellesley will not have an adequate remedy at law or in equity. Accordingly, such Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Wellesley has an adequate remedy at law. Each Shareholder agrees that such Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Wellesley’s seeking or obtaining such equitable relief.

Section 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of: (a) the Effective Time or (b) in the event that the Merger Agreement is terminated in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 7. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9. Capacity as Shareholder. The covenants contained herein shall apply to each Shareholder solely in his or her capacity as a shareholder of Cambridge, and no covenant contained herein shall apply to such Shareholder in his or her capacity as a director, officer or employee of Cambridge or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of such Shareholder to comply with his or her fiduciary duties as a director of Cambridge.

Section 10. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Section 11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Cambridge in accordance with Section 8.06 of the Merger Agreement and to each Shareholder at its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WELLESLEY BANCORP, INC.

By:
Name:	Thomas J. Fontaine
Title:	President and Chief Executive Officer

SHAREHOLDERS

Name: Jeanette G. Clough

Name: Christine Fuchs

Name: Sarah G. Green

Name: Pamela H. Hamlin

Name: Edward F. Jankowski

Name: Hambleton D. Lord

Name: Thalia M. Meehan

Name: Daniel R. Morrison

Name: Leon A. Palandjian

Name: Laila Partridge

Name: Jody A. Rose

Name: Cathleen A. Schmidt

Name: Denis K. Sheahan

Name: R. Gregg Stone

Name: Mark D. Thompson

Name: Linda A. Whitlock

Name: Michael F. Carotenuto

Name: Martin B. Millane, Jr.

Name: Jennifer A. Pline

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF CAMBRIDGE COMMON STOCK BENEFICIALLY OWNED
Jeanette G. Clough

Christine Fuchs

Sarah G. Green

Pamela H. Hamlin

Edward F. Jankowski

Hambleton D. Lord

Thalia M. Meehan

Daniel R. Morrison

Leon A. Palandjian

Laila Partridge

Jody A. Rose

Cathleen A. Schmidt

Denis K. Sheahan

R. Gregg Stone

Mark D. Thompson

Linda A. Whitlock

Michael F. Carotenuto

Martin B. Millane, Jr.

Jennifer A. Pline